Exhibit 99.1
 Solar EnerTech Announces Fourth Quarter and
Fiscal 2008 Financial Results

-- 4Q08 Revenue Increases 163% from 4Q07--

Menlo Park, CA, December 22, 2008 – Solar EnerTech Corp. (OTCBB: SOEN) (the "Company") today announced results for the fourth quarter and the 2008 fiscal year.

Fourth Quarter 2008 Financial Results

For the fourth quarter ended September 30, 2008, Solar EnerTech reported total revenue of $10.8 million compared to $4.1 million in the fourth fiscal quarter of 2007. This represented a growth rate of 163% from the fourth quarter of 2007.  Total module shipment reached 2.3 MW in the fourth quarter 2008 and total production during the quarter was 2.0 MW.

During the fourth quarter of fiscal 2008, all of the Company’s solar cell modules were manufactured using internally produced solar cells versus 0% for the fourth quarter of fiscal 2007 and 36% for the previous quarter. Subsequent to the quarter end, the Company completed construction of its second solar cell production line, which increased its solar cell capacity from 25MW to 50MW.  The Company also has a fully operational 50MW solar module production facility.

The Company incurred a negative gross margin of $2.6 million for the quarter ended September 30, 2008 compared to a negative $0.4 million gross margin in the same period in 2007.  The negative gross margin was primarily a result of the Company selling modules using high price wafers purchased in prior quarterly periods as well as a $1.0 million inventory provision recorded in the fiscal fourth quarter 2008.   The market price for silicon wafers dropped significantly during the fiscal fourth quarter of 2008 and, as a result of a mark-to-market inventory valuation analysis, the Company recorded a $1.0 million inventory write-down.

Total operating expense for the fiscal 2008 fourth quarter was $4.1 million, or 38% of total sales, which included  $0.8 million of non-cash stock compensation charge related to the hiring and retention of key executives and $0.2 million of non-cash charge for loss on debt extinguishment.  Excluding these non-cash charges, the operating expense for the quarter was $3.1 million, or 29% of total sales.  Total operating expense for the fiscal 2007 fourth quarter was $4.2 million, or 102% of total sales, which included a $3.0 million non-cash stock compensation charge related to the hiring and retention of key executives.  Excluding this non-cash charge, the operating expense for the fourth quarter of 2007 was $1.2 million, or 29% of total sales.

Net loss for the fourth quarter of 2008 was $2.8 million, or ($0.03) per diluted share compared to net income of $5.1 million, or a loss of $(0.04) per diluted share, after excluding anti-dilution securities in the fourth quarter of fiscal 2007.  In the fourth quarter of fiscal 2008, the Company recorded a $1.5 million non-cash gain associated with a change in the fair market value of compound embedded derivative liability and a $2.9 million gain related to the change in the fair market value of warrant liability.  Excluding these non-cash gains of $4.4 million, on a non-GAAP basis, the Company had a net loss of $7.2 million. In the fourth quarter of 2007, the Company recorded a $5.3 million non-cash gain associated with a change in the fair market value of compound embedded derivative liability and $5.1 million gain related to the change in fair market value of warrant liability.  Excluding these non-cash gains of $10.4 million, on a non-GAAP basis, the Company had a net loss of $5.3 million. Both the compound embedded derivative and warrant liabilities were recorded in conjunction with the convertible notes transaction entered into by the Company in March 2007.

Mr. Leo Young, Chief Executive Officer of Solar EnerTech commented, “We are pleased to see continued strong top-line revenue growth in the quarter.  We also made steady progress during the quarter with the subsequent completion of our second solar cell production line.  Our gross margin in the quarter was impacted by the high price of silicon feedstock which was purchased on the spot market earlier in our fiscal year.  We did not enter into a long-term polysilicon supply contract during the fourth quarter.  This will benefit our business ahead given the rapid decline of feedstock over the last several months.  Not being bound by silicon agreements at higher fixed prices provides us with increased flexibility that can beneficially impact our gross margin performance ahead.

We are taking the appropriate stance to position our business for challenging times ahead.  As part of this effort, we have recently taken steps to reduce both our management staff and operating budget in the current quarter by 25%.  We remain focused on conserving our cash and reducing non-core operating expenses, which we believe will allow our products to remain competitive in the key markets in which we operate.

As our capacity has increased and the quality of our solar cells becomes further recognized in the industry, we believe we have the opportunity to secure higher margin contract manufacturing of solar cells for large players in the industry.  Management has carefully planned and allocated resources for expansion in this area. As we see a slowdown in the solar power markets in Spain, we continue to build business relations with our customers in Italy, the Netherlands and other countries in Europe. Also, China’s domestic market is emerging and serves as a growing opportunity for our business. In the coming year, we are hoping to participate in several large PV projects in China, including PV power stations, rooftop systems, and rural road lighting systems.  We are encouraged with our solar cell and module production opportunities and remain focused on maximizing our growth in fiscal 2009,” concluded Young.

Fiscal 2008 Financial Results

For the fiscal year ended September 30, 2008, Solar EnerTech reported total revenue of $29.4 million, compared to $5.6 million in fiscal 2007.  This represents a growth rate of 425% from fiscal 2007.  The Company incurred a negative gross margin of $3.7 million in fiscal 2008 compared to negative $0.4 million in fiscal 2007.  The negative gross margin in fiscal 2008 resulted from the high price of silicon wafers purchased from the spot market, higher than average manufacturing costs incurred during the initial solar cell production run as well as from the Company’s $1.0 million inventory provision incurred during the fourth quarter 2008 due to an accelerated market price decline of silicon wafers.

Total operating expense for fiscal 2008 was $16.7 million compared to $12.1 million in the prior year.  In fiscal 2008, the Company recorded $5.6 million of non-cash stock compensation charge and $4.2 million of non-cash loss on debt extinguishment.  Excluding these non-cash charges of $9.8 million, total operating expense for 2008 fiscal year was $6.9 million or 23% of total sales.   In fiscal 2007, the Company recorded $9.3 million of non-cash stock compensation charges.  Excluding the non-cash stock compensation charge, total operating expenses for 2007 fiscal year was $2.8 million or 50% of total sales.

In fiscal 2008, the Company recorded net income of $5.5 million compared to a loss of $29.4 million in fiscal 2007. The Company’s fiscal 2008 net income included a $13.8 million non-cash gain associated with a change in the fair market value of compound embedded derivative liability and a $14.0 million gain associated with a change in the fair market value of warrant liability.  Both the compound embedded derivative and warrant liabilities were recorded in conjunction with the convertible notes transaction entered into by the Company in March 2007. Excluding these non-cash gains of $27.8 million, on a non-GAAP basis, the Company had a net loss of $22.3 million in fiscal 2008.  Included in the fiscal 2007 net loss of $29.4 million, was a $15.2 million loss on issuance of convertible notes. Excluding this non-cash charge of $15.2 million, the Company had a net loss of $14.2 million, on a non GAAP basis. After excluding for anti-dilution securities, the Company had a loss of $(0.18) per diluted share in fiscal 2008 compared to a loss of $(0.38) in fiscal 2007.

Financial Position

As of September 30, 2008, the Company had $3.2 million in cash and $3.7 million of working capital.  The Company had $1.9 million of accounts receivables, $3.2 million of prepayment primarily for purchase of raw materials and $4.9 million of inventories on hand.  Additionally, the Company had $2.8 million of accounts payable and accrued liabilities, $5.5 million of accrued liability due to related party, $1.0 million of derivative liabilities and $3.4 million of warrant liabilities.

About Solar EnerTech Corp.

Solar EnerTech is a photovoltaic ("PV") solar energy cell manufacturing enterprise incorporated in the United States with its corporate office in Menlo Park, California.  The Company has established a sophisticated 63,000 square foot manufacturing plant located in China, in Shanghai's Jinqiao Modern Technology Park.  Currently, the Company is capable of producing 50MW of solar cells from its existing production line.

Solar EnerTech has also established a Joint R&D Lab at Shanghai University to develop higher efficiency cells and to put the results of that research to use in its manufacturing processes.  Led by one of the industry's top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production.

 Safe Harbor Statement

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update any forward-looking statements.

CONTACT
Bill Zima
ICR Inc.
203-682-8200 (Investor Relations)

Unaudited Financial Statements on Next Page

Solar EnerTech Corp
Consolidated Statements of Operations

	For the Three Months Ended September 30,		For the Fiscal Years Ended September 30,
	2008	2007	2008	2007*
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$10,830,000	$4,053,000	$29,412,000	$5,573,000
Cost of sales	(13,424,000)	(4,421,000)	(33,104,000)	(5,934,000)
Gross loss	(2,594,000)	(368,000)	(3,692,000)	(361,000)

Operating expenses:
Selling, general & administrative	3,593,000	4,132,000	11,778,000	11,865,000
Research & development	219,000	85,000	702,000	198,000
Loss on debt extinguishment	244,000	-	4,240,000	-
Total operating expenses	4,056,000	4,217,000	16,720,000	12,063,000

Operating loss	(6,650,000)	(4,585,000)	(20,412,000)	(12,424,000)

Other income (expense):
Interest income	7,000	22,000	87,000	62,000
Interest expense	(221,000)	(471,000)	(1,035,000)	(1,086,000)
Loss on issuance of convertible notes	-	-	-	(15,209,000)
Gain (loss) on change in fair market value of compound embedded derivative	1,500,000	5,300,000	13,767,000	(200,000)
Gain (loss) on change in fair market value of warrant liability	2,948,000	5,137,000	13,978,000	(290,000)
Other expense	(411,000)	(300,000)	(846,000)	(285,000)
Net income (loss)	$(2,827,000)	$5,103,000	$5,539,000	$(29,432,000)

Net income (loss) per share - basic	$(0.03)	$0.06	$0.07	$(0.38)
Net income (loss) per share - diluted	$(0.03)	$(0.04)	$(0.18)	$(0.38)
* - Derived from fiscal year 2007 annual report.

Solar EnerTech Corp
Unaudited Consolidated Balance Sheets

	September 30,
	2008	2007*
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,238,000	$3,908,000
Accounts receivable, net of allowance for doubtful account of
$21,000 and $0 at September 30, 2008 and 2007, respectively	1,875,000	913,000
Advance payments and other	3,175,000	6,500,000
Inventories, net	4,886,000	5,708,000
VAT receivable	2,436,000	480,000
Other receivable	730,000	110,000
Total current assets	16,340,000	17,619,000
Property and equipment, net	12,934,000	3,215,000
Investment	1,000,000	-
Deferred financing costs, net of accumulated amortization	1,812,000	2,540,000
Deposits	701,000	1,741,000
Total assets	$32,787,000	$25,115,000

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,771,000	$2,891,000
Customer advance payment	96,000	1,603,000
Accrued interest expense	-	615,000
Accrued expenses	910,000	507,000
Accounts payable and accrued liabilities, related parties	5,450,000	3,969,000
Demand note payable to a related party	-	450,000
Demand notes payable	-	700,000
Derivative liabilities	980,000	16,800,000
Warrant liabilities	3,412,000	17,390,000
Total current liabilities	12,619,000	44,925,000
Convertible notes, net of discount	85,000	7,000
Total liabilities	12,704,000	44,932,000

STOCKHOLDER'S EQUITY (DEFICIT):
Common stock - 400,000,000 shares authorized at $0.001 par value 112,052,012 and 78,827,012 shares issued and outstanding at September 30, 2008 and
September 30, 2007, respectively	112,000	79,000
Additional paid in capital	71,627,000	39,192,000
Other comprehensive income	2,485,000	592,000
Accumulated deficit	(54,141,000)	(59,680,000)
Total stockholders' equity (deficit)	20,083,000	(19,817,000)
Total liabilities and stockholders' equity (deficit)	$32,787,000	$25,115,000

* - Derived from fiscal year 2007 annual report.